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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549





                                       FORM 8-K





                                    Current Report

                          Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934


                  Date of Report (Date of Earliest Event Reported):
                                    June 17, 1996



                           MAVERICK RESTAURANT CORPORATION
                             (Exact Name of Registrant as
                              Specified in its Charter)


                                       0-12145
                               (Commission File Number)

           Kansas                                                  48-0936946
  (State or Other Jurisdiction                                 (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)


                                      Suite 200
                                 302 North Rock Road
                                Wichita, Kansas  67206

                                    (316) 685-8281
                            (Registrant's Telephone Number
                                 Including Area Code)

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Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

On June 17, 1996, the Company acquired from Homestead West, Inc. and Amagril, Inc. all assets used in the operation of the Amarillo Grill restaurant chain. The Amarillo Grill restaurant chain consists of four restaurants, two of which are located in Wichita, Kansas, one in Hutchinson, Kansas and one in Overland Park, Kansas. The Company intends to continue operating the restaurants under the "Amarillo Grill" name. Amarillo Grill restaurants are a casual-dining concept that specializes in aged prime rib and steaks along with chicken and seafood grilled over an open flame of mesquite wood.

The purchase price for the assets consisted of one million (1,000,000) shares of the Company's restricted common stock and cash in the amount of One Million Five Hundred Thousand Dollars ($1,500,000). The cash portion of the purchase price was received by the Company pursuant to a loan with Intrust Bank, Wichita, Kansas. The purchase price for the assets was determined by arms-length negotiations.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

A)  FINANCIAL STATEMENTS OF HOMESTEAD WEST, INC.

    Due to the recent completion of the above-described transaction, it is not practical to file the required historical financial information at this time. The Company will file the required pro forma financial statements with the Commission as soon as they are available.

B)  PRO FORMA FINANCIAL INFORMATION

    Due to the recent completion of the above-described transaction, it is not practical to file the required pro forma financial information at this time. The Company will file the required pro forma financial statements with the Commission as soon as they are available.

C)  EXHIBITS

    EXHIBIT NO.                   DESCRIPTION

    10.1 Asset Purchase Agreement dated June 14, 1996 between Homestead West, Inc., Amagril, Inc. and the Company.


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                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  MAVERICK RESTAURANT CORPORATION

Date:  July 1, 1996                    By: /S/ Linn F. Hohl
       ------------------             -------------------------------
                                      Linn F. Hohl, Vice President of
                                      Finance


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